      As filed with the Securities and Exchange Commission on May 9, 2002

                                                     Registration No. 333-67902

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                        POST-EFFECTIVE AMENDMENT NO. 2

                                   FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
            (Exact name of registrant as specified in its charter)

       Virginia                   54-0283385                  63
    -----------                  -----------              -----------
    (State or other            (I.R.S. Employer  (Primary Standard Industrial
     jurisdiction           Identification Number)   Classification Code)
   of incorporation
   or organization)

                             6610 W. Broad Street
                           Richmond, Virginia 23230
                                (804) 281-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               ---------------

                                Heather Harker
      Vice President, Associate General Counsel, and Assistant Secretary
                     GE Life and Annuity Assurance Company
                             6610 W. Broad Street
                           Richmond, Virginia 23230
                                (804) 281-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

  Approximate date of commencement of proposed sale to the public: April 30,
2002

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [X] 333-67902

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------
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
  Title of each
     Class of         Amount   Proposed maximum Proposed maximum  Amount of
 Securities to be     to be     offering price     aggregate     registration
    Registered      registered    per unit*      offering price     fee**
-----------------------------------------------------------------------------
Scheduled Purchase
 Payment Deferred
 Variable Annuity
    Contracts          N/A           N/A          $261,640,000   $23,000.00**
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

 * The proposed maximum aggregate offering price is estimated for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.
** 11,640,000 shares were previously registered with the initial filing of this registration statement which went effective on February 12, 2002 at which time $2,910.00 in registration fees were paid.

                               ---------------

  The contents of Post-Effective Amendment No. 2 to this Registration Statement, (File No. 333-67902) which went effective April 30, 2002, are hereby incorporated by reference.


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

                                  SIGNATURES

   As required by the Securities Act of 1933, the Registrant has duly caused this Post-Effective No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the 9th day of May, 2002.

                                          GE Life and Annuity Assurance Company
                                            (Registrant)

                                                   /s/ Heather C. Harker
                                          By: _________________________________
                                                     Heather C. Harker
                                                       Vice President

   As required by the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                 *                     President and Chief            May 9, 2002
______________________________________  Executive Officer
          Pamela S. Schultz

                 *                     Director, Senior Vice          May 9, 2002
______________________________________  President
            Paul A. Haley

                 *                     Director, Senior Vice          May 9, 2002
______________________________________  President
          Thomas M. Stinson

                 *                     Senior Vice President,         May 9, 2002
______________________________________  Chief Financial Officer
            Kelly L. Groh

                 *                     Vice President and             May 9, 2002
______________________________________  Controller
            Susan M. Mann

                 *                     Vice President, Associate      May 9, 2002
______________________________________  General Counsel and
          Heather C. Harker             Assistant Secretary

                 *                     Director, Senior Vice          May 9, 2002
______________________________________  President
          Geoffrey S. Stiff

   *By Heather C. Harker Pursuant To Power of Attorney Executed On April 23,
2002.


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